AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2008, by and among (i) (a) Fushi International, Inc., a Nevada corporation (the “Company”), Fushi Holdings, Inc., a Delaware corporation (“FHI”), Dalian Fushi Bimetallic Manufacturing Company Limited, a limited liability company organized and existing under the laws of the PRC (“Dalian Fushi”), Fushi International (Dalian) Bimetallic Cable Co., Ltd., a wholly foreign-owned limited liability company organized and existing under the laws of the PRC (the “WFOE”, and, together with the Company, FHI and Dalian Fushi, the “Group Companies”); (b) Mr. Fu Li (the “Controlling Shareholder”), a resident of Dalian, Liaoning Province in the People’s Republic of China (the “PRC”); and (c) Mr. Fu Li and Mr. Chris Wang Wenbing, a resident of Dalian, Liaoning Province in the PRC (together with Mr. Fu Li, the “Senior Management”) and (ii) Citadel Equity Fund Ltd. (“Citadel”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Notes Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Group Companies and Citadel have entered into that certain Notes Purchase Agreement dated as of January 24, 2007 (the “Notes Purchase Agreement”), pursuant to which the Company has agreed to issue to Citadel, and Citadel has agreed to purchase from the Company, US$40,000,000 Guaranteed Senior Secured Floating Rate Notes due 2012 (the “HY Notes”) and US$20,000,000 3.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “Convertible Notes”, and together with the HY Notes, the “Notes”), which are convertible into the Company’s common stock, par value $.006 (the “Common Stock”, and, together with the Notes, the “Securities”);

WHEREAS, in consideration of Citadel entering into the Notes Purchase Agreement, the Company has agreed to provide certain rights set forth in the Investor Rights Agreement dated as of the January 25, 2007 (the “Original Agreement”) and

WHEREAS, the parties to the Original Agreement desire to amend and restate the Original Agreement in its entirety pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree to amend and restate the Original Agreement in its entirety to read as follows:

1. Representations and Warranties of the Group Companies, the Controlling Shareholder and the Senior Management. Each of the Group Companies, the Controlling Shareholder and the Senior Management, jointly and severally, represents and warrants that:

1.1. (i) The Controlling Shareholder is the beneficial owner, free and clear of all Liens, of 11,988,242 shares of Common Stock (of record or through a brokerage firm or other nominee arrangement), which constitutes 43.67% of the outstanding voting power of the Company’s capital stock and (ii) Mr. Chris Wang Wenbing is the beneficial owner, free and clear of all Liens, of 200,000 shares of Common Stock (of record or through a brokerage firm or other nominee arrangement), which constitutes 0.73% of the outstanding voting power of the Company’s capital stock. The Controlling Shareholder is the beneficial owner, free and clear of all Liens, of an aggregate of 87.73% of the equity interests of Dalian Fushi.

1.2. Each of the Group Companies, the Controlling Shareholder and each member of the Senior Management (each of the foregoing, a “Warrantor”) has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Warrantor and constitutes the legal, valid and binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms.

1.3. The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by such Warrantor will not: (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to any Warrantor or by which any Warrantor or any of the properties of any Warrantor is or may be bound or affected, or the Charter Documents of any Group Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Warrantor is a party or by which any Warrantor or any of the affiliates or properties of any Warrantor is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in any other Group Company or properties of any Warrantor. The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by each Warrantor will not, require any consent or approval of any Person.

1.4. Each of the Group Companies (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole, (B) the ability of the Group Companies to perform their respective obligations under any Document or (C) the validity of any of the Documents or the consummation of any of the transactions contemplated therein (each, a “Material Adverse Effect”).

1.5. Except as set forth on Schedule 1.5 of the Disclosure Schedule, there are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in, any Group Company. Except as otherwise contemplated by that certain voting agreement set forth in this Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge after due inquiry, there is no agreement or understanding with any Person that affects or relates to (i) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (ii) the sale, transfer or other disposition with respect to any security of the Company.

1.6. Each of the HY Notes and the Convertible Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the Purchaser’s representations in Section 6 of the Notes Purchase Agreement, the Notes will be issued in compliance with applicable state and federal securities laws. The HY Notes, when issued, will be in the form contemplated by the HY Note Indenture, and the Convertible Notes, when issued, will be in the form contemplated by the Convertible Note Indenture. Each of the HY Notes and the Convertible Notes has been duly authorized by the Company and, when executed and delivered by the Company, authenticated by the Trustee and delivered to the Purchaser in accordance with the terms of the Notes Purchase Agreement and its respective Indenture, such Notes will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of its respective Indenture, and enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Guarantees have been duly authorized, and, when the Notes have been duly executed, authenticated and issued in accordance with the provisions of its respective Indenture and delivered to and paid for by the Purchaser with the Guarantee endorsed thereon by the Guarantor, will constitute the legal, valid and binding obligations of the Guarantor entitled to the benefits of such Indenture.

1.7. The Conversion Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Convertible Note Indenture, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Documents.

1.8. Except as disclosed in the SEC Reports, there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company, threatened, that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Documents, any Restructuring Agreement (considered alone or with other Restructuring Agreements) or any of the transactions contemplated therein. Except as disclosed in the SEC Reports, none of the Group Companies is subject to any judgment, order or decree of which the Company has knowledge.

1.9. Each of the Group Companies has good and marketable title to all real property and personal property owned by it, in each case free and clear of any Liens as of the Closing Date, except such Liens as permitted under the Documents. For the real property not owned by any of the Group Companies and currently used or planned to be used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it and, in each case free and clear of all Liens as of the Closing Date.

1.10. All Indebtedness represented by the Notes and the Guarantees is being incurred for proper purposes and in good faith. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing debts and other liabilities (including contingent liabilities) as they mature; (ii) the present fair saleable value of the assets of the Group Companies is greater than the amount that will be required to pay the probable liabilities of the Group Companies on their respective debt as they become absolute and mature, and (iii) the Group Companies are able to realize upon their assets and pay their debt and other liabilities (including contingent obligations) as they mature; (iv) the Group Companies’ assets do not constitute unreasonably small capital to carry on their respective businesses as now conducted and as proposed to be conducted including their respective capital needs taking into account the particular capital requirements of the business conducted by the Group Companies, and projected capital requirements and capital availability thereof; and (v) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. None of the Group Companies intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Company will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $75,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $75,000 due under leases required to be capitalized in accordance with GAAP. None of the Group Companies is, or is reasonably likely to be, in default with respect to any Indebtedness and no waiver of default is currently in effect. None of the Group Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien. None of the Group Companies is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any of the Group Companies, any agreement relating thereto or any other agreement (including, but not limited to, its Charter Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

2. Covenants and Agreements.

Unless the context requires otherwise, each Group Company hereby covenants and agrees as follows:

2.1. FCPA. Each Group Company and the Controlling Shareholder shall, and shall cause each Group Company, any of the Company’s Subsidiaries and their respective management to, (i) comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) conduct each such company’s respective business in compliance with the FCPA, and (iii) institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

2.2. PFIC. No Group Company shall, and the Controlling Shareholder shall cause each Group Company not to, become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

2.3. OFAC. Neither any Group Company nor, to the knowledge of any Group Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any Group Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Group Company shall, and the Controlling Shareholder shall cause each Group Company not to, directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

2.4. Money Laundering Laws. Each of the Group Companies shall, and the Controlling Shareholder shall cause each Group Company to, conduct its operations at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

2.5. Escrow Agreements. The Company shall at all times comply with the terms and conditions of the Offshore Escrow Agreement. The WFOE shall, and the Company and FHI shall ensure that the WFOE shall, at all times comply with the terms and conditions of the Onshore Escrow Agreement.

2.6. Other Covenants. As long as Citadel holds Convertible Notes then outstanding (including the principal amount of the Convertible Notes converted into Conversion Shares as if such conversion had not taken place and to the extent such Conversion Shares are held by Citadel at the time of calculating such percentage), the principal amount of which is at least 30% of the principal amount of the Convertible Notes then outstanding (including the principal amount of the Convertible Notes converted into Conversion Shares as if such conversion had not taken place and to the extent such Conversion Shares are held by Citadel at the time of calculating such percentage) (the “Minimum Holdings”), each Group Company hereby covenants and agrees as follows, unless Citadel otherwise provides prior written consent in its sole discretion (the term “Subsidiary” as referred to in this Agreement shall include any Subsidiary of the Company and Dalian Fushi):

(a) No Group Company shall amend, alter, waive or repeal any provision of such Group Company’s or its Subsidiaries’ certificate of incorporation, memorandum and articles of association or any other organizational or constitutional documents of such Group Company or its Subsidiaries in a manner that would have a material adverse effect on the interests of Citadel.

(b) The Company shall retain independent public accountants (the “Accountants”) of recognized international standing who shall certify the Company’s consolidated financial statements and Dalian Fushi’s financial statements in case Dalian Fushi’s financials are not consolidated into the Company’s financial statements according to GAAP, each at the end of each fiscal year. In the event that the Accountants elect to terminate their services to the Company, the Company shall provide Citadel with a written notice prior to such resignation if reasonably practicable and if not, promptly thereafter notify Citadel and in any event shall request the Accountants to deliver to Citadel a letter from the Accountants setting forth the reasons for the termination of their services. In the event of such termination, the Company shall promptly thereafter engage another firm of independent public accountants of recognized international standing to be the new Accountants. In its notice to Citadel, the Company shall state whether the change of Accountants was recommended or approved by the Company’s Board or any committee thereof.

(c) Each Group Company shall use its best efforts to keep its properties and those of its Subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each Group Company and its Subsidiaries shall at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of such Group Company and its Subsidiaries, taken as a whole.

(d) Except as otherwise decided in accordance with policies adopted by its Board, each Group Company shall keep its assets and those of its Subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in such Group Company’s line of business, and each Group Company shall maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

(e) No Group Company shall change the nature of operations or the business of such Group Company and its Subsidiaries.

2.7. Each of the Company, Citadel and their respective Affiliates shall not directly or indirectly transact, or induce or procure any other Person to transact, any purchase or sale in any shares of Common Stock during the fifteen (15) Trading Days (as defined in the CB Indenture) preceding the determination of any Trading Reference VWAP (as defined in the CB Indenture).

3. Right of First Refusal for Future Securities Offerings.

3.1. Issuance Notice. Subject to the terms and conditions of this Section and applicable securities laws, if, following the date hereof and until December 31, 2010, the Company proposes to issue or sell any securities to a purchaser that is not an Affiliate of the Company (the “Proposed Third Party Purchaser”), the Company shall, not less than fifteen (15) business days prior to the consummation of such issuance or sale, offer such securities to Citadel as long as Citadel holds at least 10% of the outstanding HY Notes, 20% of the outstanding Convertible Notes (including the principal amount of the Convertible Notes that have been converted into Conversion Shares as if such conversion had not taken place and to the extent that such Conversion Shares are held by Citadel at the time of calculating such percentage) or 3% of the total outstanding equity interest in the Company on a fully-diluted basis (including, for the avoidance of doubt, any Conversion Shares) (the “Alternative Minimum Holding”) by sending written notice (an “Issuance Notice”) to Citadel, which shall state (a) the identity of the Proposed Third Party Purchaser, (b) a description of the securities to be issued or sold, including detailed terms of such securities, (c) the amount of the securities proposed to be issued to the Proposed Third Party Purchaser (the “Offered New Securities”); (d) the proposed purchase price for the Offered New Securities (the “Issuance Price”); and (e) the terms and conditions of such proposed sale. The Issuance Notice shall also certify that the Company has received a firm offer from the Proposed Third Party Purchaser and in good faith believes a binding agreement for the Offered New Securities is obtainable on the terms set forth in the Issuance Notice. The Issuance Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement or understanding relating to the Offered New Securities and proof satisfactory to the Company that the Offered New Securities will not violate any applicable securities laws. Upon delivery of the Issuance Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

3.2. Option; Exercise. By notification to the Company within fifteen (15) business days after the Issuance Notice is given, Citadel may elect to purchase or otherwise acquire, at the price and on the terms specified in the Issuance Notice, up to all of the Offered New Securities. The closing of any sale pursuant to this Section 3.2 shall occur within sixty (60) days after the date on which such notification is given by Citadel. Citadel (or its assignees) shall be entitled to apportion the rights of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

3.3. If less than all of the Offered New Securities are elected to be purchased or acquired as provided in Section 3.2, the Company may, during the thirty (30) day period following the expiration of the 15-day period provided in Section 3.2, offer and sell the remaining unsubscribed portion of such securities to the Proposed Third Party Purchaser in the Issuance Notice at a price not less than, and upon terms no more favorable to the Proposed Third Party Purchaser than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right of first refusal provided hereunder shall be deemed to be revived and such securities shall not be offered to a third party unless first reoffered to Citadel in accordance with this Section.

4. Non-Competition.

4.1. Non-competition and Non-solicitation. During the period commencing as of the date hereof and until the fifth anniversary of the Closing Date (such period, the “Non-compete Term”), each member of the Senior Management hereby agrees that such Person will not, to the extent permitted by applicable laws, directly or indirectly, engage in, or have any interest in, any Person, firm, corporation, or business (whether as an executive, officer, director, agent, security holder, consultant, investor or similar position) that engages in a Competitive Business, or otherwise interfere with the business of the Company or any Company Affiliates, including without limitation:

(a) either on his own behalf or on behalf of any other Person, solicit business similar to the Business from any customer, supplier, distributor of, or a Person in a similar commercial relationship with, the Company or Company Affiliates; or

(b) either on his own behalf or on behalf of any other Person, solicit, employ or otherwise engage as an employee, independent contractor, or otherwise any Person who is and was, at any time during one year prior to such solicitation, employment or engagement, an employee of the Company or Company Affiliates, or in any manner induce any employee of the Company or Company Affiliates to terminate his or her employment therewith;

Notwithstanding the foregoing paragraphs of this Section:

(i) Each member of the Senior Management may own, as an investor, holdings as part of a portfolio investment through mutual funds or other funds pooling investments in different corporations (the stock of which is publicly traded) some of which may be engaging in a Competitive Business, in each case when any and all the investment and voting decisions with respect to such voting stock are made by unaffiliated third party fund managers;

(ii) Each member of the Senior Management may continue his involvement as a shareholder, officer and/or director of the entities as set forth in the Disclosure Schedules to the Notes Purchase Agreement, which represents the pre-existing relationships disclosed by the Company; and

(iii) Each member of the Senior Management may serve as a shareholder, director or officer of any entity that is not engaged in a Competitive Business.

4.2. Continued Employment. Each member of the Senior Management agrees that during the Non-compete Term to the extent permitted under applicable law, (a) except in the event of an involuntary termination, he shall continue to provide the same substantive services for the Company as he is responsible for on the date hereof and, if applicable, to the other Group Companies or the Subsidiaries; and (b) he shall not voluntarily resign as a director of the Company and, if applicable, to the other Group Companies or the Subsidiaries.

4.3. Confidentiality and Other Covenants. Each member of the Senior Management agrees that:

(a) he shall keep confidential any information, including Trade Secrets, relating to the Company, Company Affiliates, and the Business (unless such disclosure is permitted in writing by the Company, required under law or by order of any governmental or regulatory authority, or relates to information already in the public domain, or is rightfully obtained from a third party without breach of any confidentiality obligation);

(b) all Work Product of any member of the Senior Management conceived (whether solely or jointly with others) within the scope of his employment with the Company belongs to the Company and any and all of his rights to such Work Product, to the extent not yet assigned, are hereby assigned to the Company;

(c) upon the termination of his employment with the Company, at the request of the Company, he shall return to the Company all of the Company’s proprietary items in his possession or under his control and shall not retain any copies or other physical embodiment of any of such items; and

(d) upon the termination of his employment with the Company, he shall not hold himself out as an employee, agent or representative of the Company.

4.4. Termination. The parties agree that the Non-Compete Term shall terminate, and this Section shall be deemed terminated and of no further effect, without necessity of further action by the parties hereto, upon the earlier to occur of (i) the payment in full of the Notes on the latest maturity date of the Notes; or (ii) the redemption or repurchase of the Notes in full by the Company, provided that the Non-Compete Term shall continue for a period of no longer than five (5) years from the Closing Date so long as Citadel holders the Alternative Minimum Holding.

4.5. Definitions. For the purpose of this Section, capitalized terms used in this Section shall have the meanings set forth below:

(a) “Business” shall mean the manufacture and sale of bimetallic wire used in communications, electrical transmission and other electrical products, services ancillary thereto, and the sourcing and manufacture of raw materials and inputs for such products.

(b) “Company Affiliate” shall mean any entity engaged in the Business which is controlled by or under common control with the Company, the Controlling Shareholder or any member of the Senior Management.

(c) “Competitive Business” shall mean any business that competes with the Business.

(d) “Trade Secret” shall mean any information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, actual or future services, or lists of actual or potential customers or suppliers that (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use, and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(e) “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any documentation, programming, technology, or other work that relates to the business and interests of the Company and that was or is conceived or developed by any member of the Senior Management, or delivered by any member of the Senior Management to the Company at any time during the term of such member of the Senior Management’s employment with the Company.

5. Indemnification.

(a) In addition to all rights and remedies available to Citadel at law or in equity, each Group Company and the Controlling Shareholder shall jointly and severally indemnify Citadel, and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty on the part of any Warrantor herein;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of any Group Company, the Controlling Shareholder or any member of the Senior Management herein; or

(iii) any action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) against or affecting any Group Company and/or its Affiliates or Subsidiaries which, if successful, would give rise to or evidence the existence of or relate to a breach of (A) any of the representations or warranties at the time made or (B) covenants of such Group Company, the Controlling Shareholder or any member of the Senior Management.

(b) Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party’s gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party’s reliance in good faith upon any of the representations, warranties, covenants or promises made by any Warrantor herein) by the Indemnified Party, neither any Group Company nor the Controlling Shareholder shall be responsible for any Losses sought to be indemnified in connection therewith, and each Group Company and the Controlling Shareholder shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of such Group Company and the Controlling Shareholder reasonably incurred in effecting such recovery, if any.

(c) All indemnification rights hereunder shall survive indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of or any knowledge of Citadel and/or any of the other Indemnified Parties.

(d) The indemnity obligations that each Group Company and the Controlling Shareholder has under this Section shall be in addition to any liability that such Group Company and the Controlling Shareholder may otherwise have.

6. Miscellaneous.

6.1. Termination. Except for Sections 5 and 6, which shall survive the termination of this Agreement, or as otherwise expressly provided herein, this Agreement will be automatically terminated with no further effect at such time that Citadel no longer holds at least the Alternative Minimum Holding.

6.2. Specific Enforcement. Upon a breach by the Controlling Shareholder, any member of the Senior Management or any Group Company of this Agreement, in addition to any such damages as Citadel is entitled to, directly or indirectly, by reason of said breach, Citadel shall be entitled to injunctive relief against the Controlling Shareholder or such member of the Senior Management or such Group Company if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Section shall be construed as limiting Citadel’s remedies in any way.

6.3. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

(a) If to Citadel, at its address as set forth in the Notes Purchase Agreement, or at such other address as may have been furnished to the Company by it in writing.

(b) If to the Controlling Shareholder or any member of the Senior Management, at the address set forth on Schedule I to this Agreement, or at such other address as may have been furnished to the Company by it in writing.

(c) If to the Company at:

Fushi International, Inc.
1 Shuang Qiang Road
Jinzhou, Dalian
People’s Republic of China 116100
Fax: +86 10 8447 8847
Attention: Mr. Chris Wenbing Wang

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue
New York, New York 10022
Fax: +1 212 688 7273
Attention: Darren L. Ofsink, Esq.

6.4. Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company and the Controlling Shareholder, in the case of Citadel’s obligations, and by Citadel in the case of the obligations of any other parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.5. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

6.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.8. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto. Unless otherwise provided herein, Citadel may assign its rights hereunder to any of its Affiliates (as defined below). For purposes of this Agreement, an “Affiliate” shall refer to: (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, (iv) a trust for the benefit of such Person referred to in the foregoing clause (ii) of this definition.

6.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

GROUP COMPANIES: Fushi International, Inc.

By:	/s/ Li Fu
Name: Li Fu
Title: Chief Executive Officer

Fushi Holdings, Inc.

By:	/s/ Li Fu
Name: Li Fu
Title: Chief Executive Officer

Fushi International (Dalian) Bimetalic Cable Co., Ltd.

By:	/s/ Li Fu
Name: Li Fu
Title: Chief Executive Officer

Dalian Fushi Bimetallic Manufacturing Co., Ltd.

By:	/s/ Li Fu
Name: Li Fu
Title: Chief Executive Officer

CONTROLLING SHAREHOLDER:

By:	/s/ Li Fu
Mr. Fu Li, as Controlling Shareholder

SENIOR MANAGEMENT:

By:	/s/ Li Fu
Mr. Fu Li, as a member of the Senior
Management

By:	/s/ Chris Wenbing Wang
Mr. Chris Wang Wenbing

Accepted and Agreed to: CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership, its Portfolio Manger

By:
Name: Title: Authorized Signatory

Schedule I

Addresses of Controlling Shareholder and Senior Management

c/o Fushi International, Inc., 1 Shuang Quiang Road, Jinzhou, Dalian, People’s Republic of China 116100, Fax: +86 10 8447 8847